| Filed in the Office of | Business Number<br>**E0611172012-6** |
|---|---|
| Barbara K. Cegavske | Filing Number<br>**20211464344** |
| Secretary of State<br>State Of Nevada | Filed On<br>**5/17/2021 2:04:00 PM** |
| | Number of Pages<br>**1** |

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Change Pursuant to NRS 78.209

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

**INSTRUCTIONS:**

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

| | |
|---|---|
| **1. Entity Information:** | Name of entity as on file with the Nevada Secretary of State:<br>Bemax Inc.<br>Entity or Nevada Business Identification Number (NVID): E0611172012-6 |
| **2. Current Authorized Shares:** | The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:<br>2,300,000,000 of Authorized shares with par value of $0.0001 of which 2,150,000,000 is Common Stock and 150,000,000 is Preferred Stock. |
| **3. Authorized Shares After Change:** | The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:<br>201,000,000 of Authorize shares with par value of $0.0001, of which 1,000,000 is Common Stock and 200,000,000 is Preferred Stock. |
| **4. Issuance:** | The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:<br>As result of a 1:7,000 reverse stock split, one(1)share of Common Stock will be issued for every seven thousand(7,000) shares of Common Stock. |
| **5. Provisions:** | The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:<br>No fractional shares shall be issued. All fractional shares will be rounded up to th nearest whole share. |
| **6. Provisions:** | The required approval of the stockholders has been obtained. |
| **7. Effective date and time:** (Optional) | Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **8. Signature:** (Required) | X [signature] President 05/14/2021<br>Signature of Officer Title Date |

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.